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                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

      The computation of net income (loss) per share for the years ended December 31, 1993, 1992 and 1991 is as follows:

                                                                    1993           1992            1991
                                                                    ----           ----            ----
Primary
Net income (loss)........................................     $(11,270,000)  $(64,802,000)   $  5,855,000
Dilution in earnings which would
  result upon the exercise of
  options and warrants currently
  outstanding to purchase common
  shares of subsidiaries.................................               --       (603,000)       (745,000)
                                                               -----------    -----------     -----------
                                                              $(11,270,000)  $(65,405,000)   $  5,110,000
                                                               ===========    ===========     ===========
Average common shares outstanding........................       19,813,000     14,010,000      11,776,000
Dilutive common equivalent shares
  issuable upon the exercise of
  options and warrants currently
  outstanding to purchase common
  shares of ICN Pharmaceuticals,
  Inc....................................................               --             --       1,053,000
                                                               -----------     ----------     -----------
                                                                19,813,000     14,010,000      12,829,000
                                                               ===========     ==========     ===========
Net income (loss) per share..............................     $       (.57)$        (4.67)   $        .40
                                                               ===========     ==========     ===========

FULLY DILUTED
Net income...............................................                 (1)            (1)    5,855,000
Dilution in earnings which would
  result upon the exercise of
  options and warrants currently
  outstanding to purchase common
  shares.................................................                                        (745,000)
Conversion of debentures.................................                                       4,835,000
                                                                                              -----------
                                                                                                9,945,000
                                                                                              -----------
Average common shares outstanding                                                              11,766,000
Dilutive common equivalent shares
  issuable upon the exercise of
  options and warrants currently
  outstanding to purchase common
  shares of ICN Pharmaceuticals, Inc.....................                                       1,539,000
Conversion of debentures.................................                                       3,671,000
                                                                                              -----------
                                                                                               16,986,000
                                                                                              -----------
Net income (loss) per share                                                                   $       .58
                                                                                              ===========


(1)  Not applicable.

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